UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2019

CONVERSION LABS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-184487	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, Suite 2800

New York, NY 10022

(Address of principal executive offices, including zip code)

(866) 351-5907

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On February 9, 2019, Robert Kalkstein Chief Financial Officer of Conversion Labs, Inc. (the “Company”), tendered his resignation to the Company’s Board of Directors (the “Board”), effective March 31, 2019. Mr. Kalkstein did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Kalkstein will continue to serve as an advisor to the Chief Executive Officer of the Company.

In connection with Mr. Kalkstein’s resignation, the Company agreed to amend that certain consulting agreement entered into on September 26, 2017 by and between the Company and Mr. Kalkstein (the “Kalkstein Consulting Agreement”), to: (i) forego $32,500 of the $42,500 cash currently owed to Mr. Kalkstein pursuant to the Kalkstein Consulting Agreement; (ii) decrease the exercise price of 500,000 options to purchase the Company’s common stock previously granted to Mr. Kalkstein (the “Kalkstein Options”) from $0.40 per share to $0.28 per share; (iii) accelerate the vesting of 150,000 Kalkstein Options with such options to vest on March 31, 2019; and (iv) cancel 200,000 unvested Kalkstein Options, the vesting of which was not accelerated (the “Kalkstein Amendment”).

Appointment of Chief Financial Officer

On February 11, 2019, in connection with Mr. Kalkstein’s resignation, the Board appointed Mr. Juan Manuel Piñeiro Dagnery, currently the Controller of the Company, as Chief Financial Officer, effective March 31, 2019.

Juan Manuel Piñeiro Dagnery, age 31, carries extensive experience within various industries ranging from finance, wealth management and investment banking to direct-marketing and analytics for public companies. He combines over 8 years of experience in financial and operations management with prior roles as an equity analyst at UBS Financial Services of Puerto Rico from 2010 to 2013, director at One Equity Research LLC from 2014 to 2016 and controller at Conversion Labs, Inc. since July 2016. He received a Bachelor of Business Administration in Finance at Inter American University of Puerto Rico in 2012.

On March 15, 2019 the Company and Mr. Piñeiro entered into an employment agreement (the “Piñeiro Employment Agreement”) effective as April 1, 2019, whereby Mr. Piñeiro shall earn a salary of $84,000 per annum (the “Piñeiro Salary”).  In addition to the. Piñeiro Salary, he shall be eligible for an annual discretionary bonus of up to 100% of the Piñeiro Salary and subject to approval of the Board, the Company shall issue to Mr. Piñeiro options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.23 (the “Options”). The Piñeiro Employment Agreement may be terminated without notice by either party at any time for any reason.

There is no arrangement or understanding between Mr. Piñeiro and any other persons pursuant to which Mr. Piñeiro was selected as an officer.

There are no family relationships between Mr. Piñeiro and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”).

Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Piñeiro had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

The above descriptions of the Kalkstein Amendment and Piñeiro Employment Agreement do not purport to be complete and are qualified in their entirety by reference to such documents filed as Exhibits 10.1 and 10.2, respectively, hereto.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1*	Amendment to Kalkstein Consulting Agreement
10.2*	Employment Agreement by the Company and Mr. Juan Manuel Piñeiro Dagnery

* Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERSION LABS, INC.

Date: March 20, 2019	By:	/s/ Justin Schreiber
Justin Schreiber
Principal Executive Officer

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